Exhibit (h)(i)(D)
THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS THIRD AMENDMENT (the “Amendment”) to the Fund Administration Servicing Agreement, dated as of January 1, 2017, as amended (the "Agreement"), effective as of the last date in the signature block below (the “Effective Date”) is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company"), and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company ("Fund Services").

RECITALS

    WHEREAS, the Company and Fund Services have entered into the Agreement; and

WHEREAS the Company and Fund Services desire to add the FMI Global Fund - Institutional Class Shares to its series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

1.Exhibit A, the listing of funds offered, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

FMI FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John S. Brandser	By: /s/ Gregory Farley
Name: John S. Brandser	Name: Greg Farley
Title: President	Title: Sr. Vice President
Date: 10/9/2024	Date: 10/10/24

FMI Funds

Exhibit A to the Fund Administration Agreement – FMI Funds, Inc

Separate Series of FMI Funds, Inc

Name of Series
FMI Common Stock - Institutional Class Shares
FMI Common Stock - Investor Class Shares
FMI International - Institutional Class Shares
FMI International - Investor Class Shares
FMI Large Cap - Institutional Class Shares
FMI Large Cap - Investor Class Shares
FMI International Fund II - Currency Unhedged - Institutional Class Shares
FMI Global Fund - Institutional Class Shares

2
FMI Funds